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FOR IMMEDIATE RELEASE:                              CONTACT:

Valhi, Inc.                                         Bobby D. O'Brien
Three Lincoln Centre                                Vice President
5430 LBJ Freeway                                    (972) 233-1700
Suite, 1700
Dallas, Texas  75240-2697



                      VALHI REPORTS SECOND QUARTER RESULTS


     DALLAS, TEXAS . . August 5, 2005. Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $34.1 million, or $.28 per diluted share, in the second quarter of 2005 compared to income of $278.6 million, or $2.32 per diluted share, in the second quarter of 2004. For the first six months of 2005, Valhi reported income from continuing operations of $64.4 million, or $.53 per diluted share, compared to income of $282.2 million, or $2.35 per diluted share, in the first six months of 2004. The Company's results in 2004 include certain significant income tax benefits, as discussed below.

     Chemicals sales increased $16.0 million in the second quarter of 2005 compared to the second quarter of 2004, and increased $44.6 million in the first six months of 2005, due to net effects of higher average TiO2 selling prices, lower TiO2 sales volumes as well as the favorable effect of fluctuations in foreign currency exchange rates, which increased chemicals sales by approximately $10 million and $21 million in the second quarter and first six month periods, respectively. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, Kronos' average TiO2 selling prices in billing currencies in the second quarter of 2005 were 11% higher as compared to the second quarter of 2004, and were 10% higher for the first six months of the year. When translated from billing currencies to U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average TiO2 selling prices in the second quarter and first six months of 2005 increased 15% and 14%, respectively, compared to the same periods of 2004. Reflecting the continued implementation of price increase announcements, Kronos' average selling prices in billing currencies in the second quarter of 2005 were 2% higher compared to the first quarter of 2005.

     Kronos' TiO2 sales volumes in the second quarter of 2005 decreased 10% compared to the second quarter of 2004, with volumes lower in all regions of the world, and decreased 7% in the first six months of 2005 as compared to the same period of 2004. Kronos' operating income comparisons were favorably impacted by higher production levels, which increased 4% in each of the second quarter and first six months of 2005 as compared to the same periods in 2004. Kronos' operating rates were near full capacity in all periods, and Kronos' production volumes in the first six months of 2005 were a new record for Kronos for a first six-month period. Fluctuations in foreign currency exchange rates favorably impacted chemicals operating income comparisons by approximately $2 million and $3 million for the quarter and year-to-date periods, respectively. Chemicals operating income in the second quarter of 2004 includes $6.3 million of income ($3.5 million, or $.03 per diluted share, net of income taxes and minority interest) related to Kronos' settlement of a contract dispute with a customer.

     Component product sales and operating income were lower in the second quarter of 2005 as compared to the second quarter of 2004 due primarily to the net effect of lower sales volumes partially offset by higher selling prices for certain products. Component product sales and operating income were higher in the first six months of 2005 as compared to the same period in 2004 as the effect of higher selling prices for certain products more than offset the impact of lower sales volumes for certain products. Waste management sales increased, and its operating loss declined, in the second quarter and first six months of 2005 as compared to the same periods of 2004 due to higher utilization of waste management services, offset in part by higher operating costs.

     Effective January 1, 2005, TIMET changed its method of accounting for approximately 40% of its inventories from the last-in, first-out ("LIFO") method to the specific identification cost method, representing all of its inventories previously accounted for under the LIFO method. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company has retroactively restated its consolidated financial statements to reflect its results of operations as if TIMET had accounted for such inventories under the new method for all periods presented. As a result, the Company's income from continuing operations in the second quarter and first six months of 2004 is $357,000 and $565,000, respectively, higher than previously reported.

     TIMET's sales increased from $124.1 million in the second quarter of 2004 to $183.7 million in the second quarter of 2005, and TIMET's operating income increased from $8.5 million to $36.9 million. The improvement in TIMET's operating results in 2005 was due in part to a 30% increase in average selling prices for melted products (ingot and slab), a 27% increase in mill product average selling prices, a 15% increase in mill product sales volumes and a 1% increase in melted product sales volumes. TIMET's operating results comparisons were also favorably impacted by improved plant operating rates, which increased from 72% in the second quarter of 2004 to 80% in the second quarter of 2005. In addition, TIMET's operating results comparisons were negatively impacted by higher costs for raw materials and accruals for certain performance-based employee incentive compensation payments. TIMET's results in the first six months of 2005 include a second quarter pre-tax gain of $13.9 million ($2.6 million, or $.02 per diluted share, net of income taxes and minority interest to Valhi) related to the sale of certain real property adjacent to TIMET's facility in Nevada. TIMET's results in the first six months of 2005 also include a $35.6 million income tax benefit ($9.5 million, or $.08 per diluted share, net of minority interest to Valhi) related to reversal of the valuation allowances attributable to TIMET's deferred income tax assets in the U.S. and U.K.

     General corporate interest and dividend income was higher in the second quarter and first six months of 2005 as compared to the same periods of 2004 due primarily to a higher level of funds available for investment. Net securities transactions gains in 2005 relate principally to (i) NL's sale of shares of Kronos common stock in market transactions of $14.7 million in the first six months of 2005 ($6.6 million, net of income taxes and minority interest) and
(ii) a second quarter $5.4 million gain ($3.1 million, or $.03 per diluted share, net of income taxes and minority interest) related to Kronos' sale of its passive interest in a Norwegian smelting operation. Insurance recoveries in the second quarter of 2005 relate primarily to NL's recovery from certain insolvent former insurance carriers relating to settlement of excess insurance coverage claims. Interest expense was higher due primarily to higher outstanding levels of debt at Kronos.

     As previously reported, the Company's income tax benefit in the second quarter of 2004 includes (i) a $268.6 million income tax benefit ($230.2 million, or $1.91 per diluted share, net of minority interest) related to the reversal of a deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally net operating loss carryforwards) and (ii) a $43.7 million income tax benefit ($36.4 million, or $.30 per diluted share, net of minority interest) related to income tax attributes of a subsidiary of NL.

     As previously reported, in January 2005 CompX completed the sale of its Thomas Regout operations in The Netherlands, and accordingly the results of operations of Thomas Regout (which reported a nominal amount of net income in the second quarter and first six months of 2004) are classified as discontinued operations for all periods presented. Discontinued operations in 2005 relate primarily to additional expenses associated with the disposal of the Thomas Regout operations.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

     o    Future supply and demand for the Company's products,
     o The extent of the dependence of certain of the Company's businesses on certain market sectors,
     o    The cyclicality of certain of the Company's businesses,
     o The impact of certain long-term contracts on certain of the Company's businesses,
     o    Customer inventory levels,
     o    Changes in raw material and other operating costs,
     o    The possibility of labor disruptions,
     o    General global economic and political conditions,
     o    Competitive products and substitute products,
     o    Customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    Competitive technology positions,
     o    The introduction of trade barriers,
     o    Fluctuations in currency exchange rates,
     o    Operating interruptions,
     o    The ability of the Company to renew or refinance credit facilities,
     o    Uncertainties associated with new product development,
     o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
     o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
     o    Environmental matters,
     o    Government laws and regulations and possible changes therein,
     o    The ultimate resolution of pending litigation, and
     o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

     In an effort to provide investors with additional information regarding the Company's results of operations as determined by GAAP, the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

     o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (precision ball bearing slides, security products and ergonomic computer support systems), titanium metals products and waste management industries.

                                   * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                    (In millions, except earnings per share)


                                                            Three months ended              Six months ended
                                                                 June 30,                       June 30,
                                                            ------------------              ------------
                                                          2004            2005            2004           2005
                                                          ----            ----            ----           ----
 Net sales
   Chemicals                                             $ 295.7        $311.7          $ 559.0         $603.6
   Component products                                       46.2          45.8             89.8           92.6
   Waste management                                          1.4           2.0              2.2            4.5
                                                         -------        ------          -------         ------

                                                         $ 343.3        $359.5          $ 651.0         $700.7
                                                         =======        ======          =======         ======

 Operating income
   Chemicals                                             $  36.2        $ 55.1          $  58.4         $ 98.7
   Component products                                        5.1           4.8              7.6            8.9
   Waste management                                         (3.6)         (3.5)            (6.8)          (6.3)
                                                         -------        ------          -------         ------

     Total operating income                                 37.7          56.4             59.2          101.3

 Equity in:
   TIMET                                                     2.7          15.8              3.4           32.6
   Other                                                     -             (.3)              .1            (.2)

 General corporate items, net
   Interest and dividend income                              8.4           9.3             16.9           19.5
   Securities transaction gains, net                         -             5.6              -             20.2
   Insurance recoveries                                       .5           1.2               .5            1.2
   Gain on disposal of fixed assets                           .6           -                 .6            -
   Expenses, net                                            (6.5)         (7.7)           (15.5)         (15.9)
 Interest expense                                          (15.1)        (17.8)           (30.7)         (35.7)
                                                         -------        ------          -------         ------

     Income before income taxes                             28.3          62.5             34.5          123.0

 Provision for income taxes (benefit)                     (300.5)         23.6           (299.7)          48.6

 Minority interest in after-tax earnings                    50.2           4.8             52.0           10.0
                                                         -------        ------          -------         ------

     Income from continuing operations                     278.6          34.1            282.2           64.4

 Discontinued operations                                      .2           -                 .2            (.3)
                                                         -------        ------          -------         ------

     Net income                                          $ 278.8        $ 34.1          $ 282.4         $ 64.1
                                                         =======        ======          =======         ======

 Basic and diluted earnings per share
   Income from continuing operations                     $  2.32        $  .28          $  2.35         $  .53
   Discontinued operations                                   -             -                -              -
                                                         -------        ------          -------         ----

     Net income                                          $  2.32        $  .28          $  2.35         $  .53
                                                         =======        ======          =======         ======

 Shares used in calculation of per share amounts
   Basic earnings                                          120.2         118.0            120.2          119.1
                                                         =======        ======          =======         ======

   Diluted earnings                                        120.3         118.4            120.4          119.5
                                                         =======        ======          =======         ======

                          VALHI, INC. AND SUBSIDIARIES

                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TIO2 SELLING PRICES

                                   (Unaudited)


                                                              Three months ended           Six months ended
                                                                   June 30,                    June 30,
                                                                2005 vs. 2004                2005 vs. 2004
                                                              -----------------            ---------------

Percentage change in average selling prices:
  Using actual foreign currency exchange rates                     +15%                        +14%

  Impact of changes in foreign currency
   exchange rates                                                   -4%                         -4%
                                                                   ----                        ----

    In billing currencies                                          +11%                        +10%
                                                                   ====                        ====